Exhibit 4.26

edward nathan sonnenbergs

johannesburg cape town durban

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@problemsolved.co.za www.problemsolved.co.za

SALE OF SHARES AGREEMENT entered into between HARMONY GOLD MINING COMPANY LIMITED and THE TRUSTEES FOR THE TIME BEING OF THE MALIBONGWE WOMEN DEVELOPMENT TRUST

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21 edward nathan sonnenbergs

johannesburg cape town durban

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@problemsolved.co.za www.problemsolved.co.za

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1.	PARTIES

1.1.	The Parties to this Agreement are –

1.1.1.	Harmony Gold Mining Company Limited; and

1.1.2.	The Trustees for the time being of the Malibongwe Women Development Trust.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1.	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2.	“Agreement” means this sale of shares agreement;

2.1.3.	“Closing” means closing as contemplated in clause 6;

2.1.4.	“Company” means Business Venture Investments No 1688 Proprietary Limited, registration number 2012/030648/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.5.	“Parties” means the parties to this Agreement;

2.1.6.	“Purchase Consideration” means an amount equal to R1 (one rand);

2.1.7.	“Purchaser” means the trustees for the time being of the Malibongwe Women Development Trust, a trust established in accordance with the laws of South Africa and lodged with the Master of the High Court, with Master’s Reference number IT;10665/2005.

2.1.8.	“Sale” means the sale of the Sale Shares by the Seller to the Purchaser in terms of this Agreement;

2.1.9.	“Sale Shares” means 100 (one hundred) Shares constituting 100% (one hundred percent) of the entire issued share capital of the Company as at the Signature Date.

2.1.10.	“Seller” means Harmony Gold Mining Company Limited, registration number 1950/038232/06-, a limited liability public company duly incorporated in the Republic of South Africa; and

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.1.11.	“Signature Date” means the date of signature of this Agreement by the Party last signing.

2.2.	In this Agreement –

2.2.1.	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation; and

2.2.2.	an expression which denotes –

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

2.2.2.3.	the singular includes the plural and vice versa; and

2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.3.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3.	Any reference in this Agreement to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3.	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning;

2.3.4.	“person” means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, Governmental Body, or other entity whether or not having separate legal personality; and

2.3.5.	“tax” means all income tax, capital gains tax, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, VAT, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.7.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.8.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.9.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.10.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.11.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.12.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.13.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.14.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.15.	In this Agreement the words “clause” or “clauses” refer to clauses of this Agreement.

3.	INTRODUCTION

3.1.	The Sale Shares are beneficially owned by and registered in the name of the Seller.

3.2.	The Purchaser wishes to purchase the Sale Shares from the Seller and the Seller has agreed to sell the Sale Shares to the Purchaser on the Signature Date, on the terms and subject to the conditions herein contained.

3.3.	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4.	SALE

4.1.	The Seller hereby sells to the Purchaser, which hereby purchases, the Sale Shares, as one indivisible transaction.

4.2.	All risk in and all benefit attaching to the Sale Shares will, against settlement of the Purchase Consideration (together with any accrued interest thereon), pass from the Seller to the Purchaser on the Signature Date.

5.	PAYMENT OF THE PURCHASE CONSIDERATION

The Purchase Consideration will be paid by the Purchaser to the Seller on the Signature Date, against compliance by the Seller with the provisions of clause 6.1.

6.	CLOSING

6.1.	On the Signature Date the Seller will deliver to the Purchaser –

6.1.1.	an original share certificate in respect of the Sale Shares; and

6.1.2.	a share transfer form in respect of the Sale Shares duly completed by the registered holders thereof.

6.2.	Upon closing in terms of this clause 6, the Purchaser will pay to the Seller the Purchase Consideration.

6.3.	The Parties may, by agreement in writing, dispense with a meeting on the Signature Date and may instead ensure delivery of the documents referred to in clause 6.1, in such other manner as they agree to be convenient.

7.	GENERAL WARRANTIES

7.1.	Each of the Parties hereby warrants to and in favour of the others that –

7.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

7.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

7.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

7.1.3.1.	contravene any law or regulation to which that Party is subject;

7.1.3.2.	contravene any provision of that Party’s constitutional documents; or

7.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

7.2.	Each of the representations and warranties given by the Parties in terms of clause 7.1, shall –

7.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

7.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

7.2.3.	prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

8.	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

9.	BREACH

9.1.	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

9.1.1.	to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

9.1.2.	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if –

9.1.2.1.	it is capable of being remedied, but is not so remedied within the Notice Period; or

9.1.2.2.	it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.

9.2.	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

9.3.	The Aggrieved Party’s remedies in terms of this clause 9 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

9.4.	Notwithstanding the aforegoing, after the closing in full of the Sale in accordance with clause 6, none of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

10.	DISPUTE RESOLUTION

10.1.	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

10.2.	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

10.3.	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

10.4.	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

10.5.	Any arbitration in terms of this clause 10 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

10.6.	This clause 10 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

10.7.	The Parties agree that the written demand by a party to the dispute in terms of clause 10.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, No 68 of 1969.

11.	NOTICES AND DOMICILIA

11.1.	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers –

11.1.1.	Seller:

Physical:	Block 27, Randfontein Ofiice Park, Cnr Main Reef Road & Ward Avenue
Fax:	+27 (0) 86 628 2332

11.1.2.	Purchaser:

Physical:	268 Jubilee Avenue, Halfway House, 1682
Fax:	+27 (0) 11 805 3191

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number in the Republic of South Africa by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

11.2.	All notices to be given in terms of this Agreement will be given in writing, in English, and will –

11.2.1.	be delivered by hand or sent by telefax, and not by way of email;

11.2.2.	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

11.2.3.	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

11.3.	Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

11.4.	The Parties record that whilst they may correspond via email during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.

12.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

13.	APPLICABLE LAW AND JURISDICTION

13.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

13.2.	Subject to clause 10, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

14.	GENERAL

14.1.	Whole Agreement

14.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

14.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

14.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

14.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.4.	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

14.5.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

14.6.	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

14.7.	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the other Parties, save as otherwise provided herein.

14.8.	Exclusion of Electronic Signature

The reference in clauses 14.2, 14.4 and 14.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

15.	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

16.	SIGNATURE

16.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

16.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

16.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

16.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

FOR	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:	Frank Abbott
Date:	6 March 2015
Place:	Randfontein

FOR	THE TRUSTEES FOR THE TIME BEING OF THE MALIBONGWE WOMEN DEVELOPMENT TRUST

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:	M. M. Mokuena
Date:	5 March 2013
Place:	Midrand